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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 31, 1996



                           RENAISSANCE SOLUTIONS INC.
                           --------------------------
                                  NEWS RELEASE
                                  ------------

                            RENAISSANCE SOLUTIONS,
                                 INC. ACQUIRES
                             INTERNATIONAL SYSTEMS
                             SERVICES CORPORATION

Lincoln, MA and Stamford, CT - December 31, 1996 - Renaissance Solutions, Inc. (NASDAQ/RENS) and International Systems Services Corporation (ISS) today announced that they have signed a definitive agreement pursuant to which Renaissance Solutions has acquired ISS, an international professional services firm providing strategic consulting, process design, change management and systems integration services to Fortune 500 companies. The acquisition was carried out by the merger of ISS and a wholly-owned subsidiary of Renaissance Solutions. The transaction is intended to be treated as a pooling of interests, and is expected to be accretive. For the year ended December 31, 1995 ISS had revenues of approximately $13 million. ISS has advised Renaissance that revenues for the year ended December 31, 1996 are estimated to be approximately $18 million.

Under the terms of the agreement, Renaissance issued 1,310,000 shares of its common stock for all of the shares of ISS. Based on the closing price of Renaissance Solutions common stock on the Nasdaq National Market on December 30, 1996, the transaction is valued at approximately $56,985,000.

ISS was formed in 1981, and is headquartered in Stamford, Connecticut, with offices in Cambridge, Massachusetts; San Francisco, California; Washington, DC; and London, England. The company has approximately 65 employees. With over 30 current clients, ISS provides services to leading money center banks, major telecommunications providers, information publishers, large manufacturers and business service companies.

"The ISS acquisition represents an excellent fit with Renaissance's current service focus and strategic direction," stated David Lubin, Co-Chairman of Renaissance Solutions. "We believe that it strengthens both the Company's process design services and systems development capabilities. ISS also enhances Renaissance's sector focus and client base with strong client concentrations in financial services and telecommunications, and complementary practices in consumer products and diversified industries. The acquisition is also intended to expand Renaissance's operations to eight cities, which would increase Renaissance's presence in New York and London, as well as provide new operations in Washington, DC and San Francisco, California, which had been targeted by Renaissance for expansion in 1997."

"While we had not actively considered a merger, we found the potential marketing and practice synergies between the two companies to be very powerful" said Bruce
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Gupton, President and Chief Executive Officer of ISS.  "Both Renaissance and ISS
deliver similar technology-based solutions to major corporate clients. The best way to maximize our market competitiveness is for the two companies to become one."

Renaissance Solutions, Inc. develops technology-based business solutions designed to enable its clients to improve management of their strategic objectives, implement high performance work processes, and ensure continuous growth of their skills and knowledge.


CONTACT:                 Renaissance Solutions, Inc., Lincoln, MA
                         George A. McMillan, COO/CFO
                         617-259-8833